Exhibit 10.2

AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment of Executive Employment Agreement is entered into as of December 31, 2008 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement, and Michael F. Neidorff (the “Executive”).

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to reflect the application of provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

NOW THEREFORE, the parties hereto agree as follows:

1. Unless the context indicates otherwise, capitalized terms used and not defined in this Amendment shall have the respective meanings assigned thereto by the Agreement.

2. Section 3(g) is amended to insert a new sentence at the end thereof, as follows:

Such expense reimbursements shall be made not later than the end of the calendar year following the calendar year in which the expenses were incurred.

3. Section 4(f) is amended to read in its entirety as follows:

“(f)           The terms “Date of Termination” and termination of employment, when referring to the event and time of termination of the employment of Executive with the Employer shall mean separation from service with the Employer and its affiliates (generally 50% common control with the Employer), as defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Executive will return).”

4. The initial paragraph of Section 5 is amended to insert a new fourth sentence to read as follows:

“Accrued Obligations shall be paid promptly following the Date of Termination, but in no event later than March 15th of the calendar year commencing after the Date of Termination.”

5. Section 5(a)(v) is amended by adding the following proviso at the end thereof:

“provided that, such bonus shall be paid  no later than March 15th of the calendar year commencing after the Date of Termination;”

6. Section 5(b)(v) is amended by adding the following proviso at the end thereof:

“provided that, such bonus shall be paid  no later than March 15th of the calendar year commencing after the Date of Termination;”

7. Section 5(d)(i) is amended to delete the proviso clause at the end thereof so that the subsection reads as follows:

“(i)  Employer shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved, prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first date of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12, and (B) Executive’ Accrued Obligations not theretofore paid;”

8. Section 5(d)(ii) is amended to delete the proviso clause from the final sentence thereof so that it reads as follows:

“The amount determined in the preceding sentence shall be payable in cash in substantially equal installments pursuant to Employer’s payroll practices as in effect from time to time over the remainder of the Term;”

9. Section 5(e) is amended to read as follows:

“(e)           Release.  Any and all amounts payable and benefits or additional rights provided pursuant to Section 5(d) of this Agreement beyond Accrued Obligations shall only be payable if the Executive delivers to Employer, and Employer executes and delivers to the Executive, a general release of all claims of the Executive occurring up to the release date in the form of Exhibit C hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within twenty-one (21) days of presentation thereof by Employer to the Executive: provided such presentation is delivered to Executive in writing within ten days after the Date of Termination.”

10. Section 5 is amended by adding new subsection 5(f) at the end thereof, as follows:

“(f)           At any time the Employer is obligated under this Agreement to provide medical insurance coverage to Executive or his dependents that is not reasonably available in the form of an insurance arrangement exempt from Section 105(h) of the Internal Revenue Code (or its successor), the Employer may provide such coverage under its self-insured plan by permitting the Executive to pay the full cost of such coverage and reimbursing  Executive for such costs with an appropriate tax gross up, so that Executive will not incur any net after-tax cost for the coverage the Employer is obligated to provide.

11. Section 5 is amended by adding new subsection 5(g) at the end thereof, as follows:

“(g)           Notwithstanding anything in the foregoing to the contrary, if the Executive is a “specified employee” of the Employer (as defined in Treasury Regulation Section 1.409A-1(i)) on the Date of Termination, amounts that would otherwise have been paid during the six (6)-month period immediately following the Date of Termination shall be paid on the first regular payroll date immediately following the six (6)-month anniversary of the Date of Termination.”

12. Section 6(c) is amended to insert a new sentence at the end thereof, as follows:

“A Gross-Up Payment shall be paid to the Executive no later than the end of the calendar year next following the calendar year in which the Employer remits the related taxes.”

13. Section 9 is amended to insert a new sentence at the end thereof, as follows:

“Such expense reimbursements shall be made not later than the end of the calendar year following the calendar year in which the expenses were incurred.”

14. Section 12 is amended to insert a new sentence at the end thereof, as follows:

“Such reimbursements shall be made not later than the end of the calendar year following the calendar year in which the expenses were incurred.”

15. A new Section 17 is added to the Agreement to read as follows:

“17.           Section 409A.  To the extent applicable, it is intended that this Agreement shall comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any payment or benefit under this Agreement is determined by the Employer to be in the nature of a deferral of compensation, the Employer and the Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury Regulations thereunder.  To the extent that any payment or benefit under this Agreement is modified by reason of this Section 17, it shall be modified in a manner that complies with Section 409A and preserves to the maximum possible extent the economic costs or value thereof (as applies) to the respective parties (determined on a pre-tax basis).”

16. Section 4(a) of the Restricted Stock Unit Agreements initially attached as Exhibit A and Exhibit B is hereby amended by replacing the language “the January 15 following the year in which the Grantee’s employment terminates” with “the January 15 following the year in which the Grantee’s Date of Termination, as defined in the Executive Employment Agreement dated November 8, 2004, as amended in 2008, occurs.”

The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MICHAEL F. NEIDORFF		CENTENE CORPORATION

/s/ MICHAEL F. NEIDORFF	By:	/s/ ROBERT K. DITMORE
	Its:	LEAD DIRECTOR